Exhibit 10.14

AGREEMENT

This agreement is made and executed this 8th day of March 2010, between Morphix Technologies ("Manufacturer"), whose principal office is located at 2557 Production Road, Virginia Beach, Virginia 23454, USA, and Universal Detection Technology ("Distributor"), whose principal office is located at 340 North Camden Drive, Suite 302, Beverly Hills, CA 90210.

This agreement is intended to appoint the Distributor as an authorized Distributor for the sale and service of the products of the Manufacturer and to set forth the respective duties, obligations, and responsibilities of both parties to this agreement.

In consideration of the mutual agreements and acknowledgment herein made, the parties agree as follows.

ARTICLE 1. RIGHTS GRANTED

The Manufacturer hereby grants to the Distributor a nonexclusive right upon the terms and conditions herein contained to purchase inventory, promote and resell the Manufacturer's Products within the Territory. The Distributor agrees not to promote or sell the Manufacturer's Products for use outside the Territory.

ARTICLE 2. PRODUCTS AND TERRITORIES

As used herein, the term "Manufacturer's Products" shall mean those which are expressly identified in Exhibit A attached hereto and made a part hereof. As used herein the term "Territory" shall mean those geographical locations which are expressly identified in Exhibit A attached hereto and made a part hereof. Manufacturer reserves the right to modify the Manufacturer's Products and/or the Territory by written notice to the Distributor.

ARTICLE 3. TERMS OF SALE

3.1 All of the sales of the Manufacturer's Products to the Distributor shall be made under the provisions of this agreement. Any documents that either party may use from time to time for their mutual convenience such as purchase orders or sales acknowledgment forms shall be deemed to be for administrative convenience only and the terms and conditions of this agreement shall supersede and take precedence over any terms and conditions which may be contained on any such forms.

3.2 The price the Manufacturer charges to the Distributor shall be based on a discount from the Manufacturers suggested resale price. The current discount percentage is identified in Exhibit A attached hereto and made a part hereof. Manufacturer may, from time to time, modify the suggested resale price and/or the discount percentage by written notice to the Distributor. All prices for Manufacturer's Products are quoted in U.S. Dollars.

3.3 The price the Distributor charges for the Manufacturer's Products shall be established solely by the Distributor and under its sole and complete control. Should the Manufacturer provide "suggested resale" prices or any other form of suggestion as to resale price level, the Distributor is free to either observe those suggestions or not. denote the origin of the Manufacturer's Products. The Distributor shall not contest the right of the Manufacturer to the exclusive use of any of the Manufacturer's trademarks or trade names.

ARTICLE 9. RELATIONSHIP OF THE PARTIES

The relationship of the parties to this agreement is vendor and vendee. The Distributor, its agents, and employees shall not be deemed agents, employees or legal representatives of the Manufacturer for any purpose whatsoever. The Distributor will not modify any of the Manufacturer's Products without written permission from the Manufacturer. Neither the Distributor nor the Manufacturer shall have any right to enter into any contract or commitment in the name of, or on behalf of, the other, or to bind the other in any respect whatsoever.

ARTICLE 10. TERM OF THE AGREEMENT

10.1 This agreement shall continue from its effective date until it is terminated by either party as follows:

(a) Either party may terminate this agreement without cause by written notice given to the other not less than thirty (30) days prior to the effective date of such notice.

(b) The Manufacturer may terminate this agreement by notice given to the Distributor, effective immediately, if any of the following events occur:

(i) failure of the Distributor to fulfill or perform any of its duties relating to financial policies, any of its duties or responsibilities regarding use of the Manufacturer's trademarks or trade names, or any attempt to bind the Manufacturer in any way not expressly allowed by this agreement;

(ii) any assignment or attempted assignment by the Distributor of any interest in this agreement without the Manufacturer's prior written consent;

(iii) any sale, transfer or relinquishment of any substantial interest in the ownership or any change in management of the Distributor;

(iv) failure of the Distributor to function in the ordinary course of business;

(v) any dispute, disagreement or controversy between or among the principals, partners, managers, officers or shareholders of Distributor which, in Manufacturer's judgment, may adversely affect the operation, management or business of Distributor and/or the business or best interests of Manufacturer;

(vi) the conviction of any of the responsible members of management or major owners of the Distributor which will adversely reflect on the goodwill or reputation of the Manufacturer or its products -- such determination shall be made in the Manufacturer's own discretion Commonwealth of Virginia. Any suit to enforce this Agreement shall be brought only in Norfolk Virginia, and the parties hereto consent to such exclusive jurisdiction.

12.9 Distributor acknowledges and agrees that is shall comply with all provisions of the Foreign Corrupt Practices Act of the United States, and that Distributor shall nat sell, transfer or otherwise dispose of any U.S. origin Products or related software, know-how, technical data, documentation or other Products or materials famished to it pursuant to this Agreement to any party or in any manner which would constitute a violation of the export control regulations of the United States (now or hereafter in effect) if the disposition was made by a U.S. corporation, or a non U.S. corporation subject to those regulations. Such export regulations prohibit, without limitation, exports, transshipments or re-exports of Products to: (i) such countries or regions that are subject to U.S. sanctions programs or (ii) to entities or individuals that appear on the U.S. government's (1) Specially Designated Nationals List; (2) Denied Persons List; (3) Unverified List; (4) Debarred List or (5) Entity List as made available from time to time by the U.S. Department of Commerce.

12.10 Distributor agrees that it shall not analyse, have analysed or permit any third party to analyze any Product to determine the Product's composition or formulation. Distributor agrees that it shall not reverse engineer, have reverse engineered or permit any third party to reverse engineer any Product.

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Exhibit A

Manufacturer's Products (pursuant to Section 2)

Chameleon product line

Territory (pursuant to Section 2)

USA

Discount Percentage (pursuant to Section 3.2)

Annual Sales Volume	% Discount
For the first $500,000	25%
For the next $2,500,000	30%
For amounts over $3,000,000	33%

Annual Sales Volume is defined as the total amount (in US$) of Manufacturer's Product that the Manufacturer invoices to the Distributor within a calendar year.